Exhibit 99(a)

Press Contacts:	Investor Contact:

Greg Reaves, (908) 423-6022	Laura Jordan, (908) 423-5185

Gwen Fisher, (908) 423-6154

Merck’s Ability to Deliver Breakthrough Medicines
Provides Opportunities for Significant Growth Over the Long Term

•	Merck Expects to File or Launch 11 New Medicines and Vaccines Between 2002-2006

•	Regulatory Filings Planned in 2002 for Allergic Rhinitis Indication for Singulair and for Ezetimibe (Zetia), Filing Planned in 2003 for Zetia/Zocor Combination Tablet

•	Merck Announces New Pipeline Candidates

•	Company Continues to See Benefits from Operational Efficiency While Increasing Investments in Research and Development

WHITEHOUSE STATION, N.J., Dec. 11, 2001 – Focusing on its strong scientific track record and ability to deliver breakthrough medicines, Merck & Co., Inc. today updated some 300 securities analysts at its Annual Business Briefing. The meeting highlighted the current performance and future potential of Merck’s key products and the strength of its research pipeline, with 11 new medicines and vaccines expected to be filed or launched between 2002 and 2006. Eight of the 11 pipeline products have the potential to become what Merck calls “breakthroughs”: medicines that offer novel approaches to disease treatments; help large patient populations; and are convenient, well-tolerated and effective.

         Calling 2002 a “transition year to the new platform of opportunities,” Merck announced that it will continue its focus on operational efficiency while increasing its spending in research and development in 2002 to $2.9 billion, a double-digit growth rate over 2001 spending.

         “Discovering and developing new medicines—and demonstrating their value—is the best model for us to use to deliver shareholder value,” said Merck Chairman, President and CEO Raymond V. Gilmartin. “With superior research talent focused on the most promising targets, we believe we have the right model to keep turning cutting-edge science into breakthrough medicines.”

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Opportunities Continue for Merck’s Five Key Growth Drivers

         Throughout the day, Merck management highlighted significant opportunities for the Company’s major franchises.

         “Since 1995 Merck has launched 17 new medicines and vaccines, more in that time frame than ever before in our history,” said Mr. Gilmartin. “Five medicines – Zocor, Vioxx, Fosamax, Singulair and Cozaar & Hyzaar – account for more than 65% of our pharmaceutical sales.”

         Zocor, Merck’s largest-selling medicine and one of the most prescribed cholesterol-modifying medicines worldwide, is experiencing continued growth based on its strong product profile and the market expansion overall for statins.

         Zocor 40 mg saved lives and significantly reduced the risk of heart attack and stroke in a broad range of high-risk patients in Oxford University’s Heart Protection Study (HPS), the largest study ever on statins. These benefits were shown in high-risk patients, including patients with average cholesterol levels. In addition, for the first time ever, the study, which was presented at the American Heart Association meeting in November, demonstrated the life-saving benefits of Zocor for several distinct, at-risk patient populations, including diabetes patients, stroke victims and women. Results from HPS confirmed that Zocor 40 mg was well tolerated throughout the five-year study.

         HPS results and the National Cholesterol Education Program guideline changes, which broadened the patient population for cholesterol control medicines, suggest a three-fold increase in the untreated and treatment-eligible patient population in the United States, from 13 million to 40 million.

         Vioxx, Merck’s once-a-day COX-2 selective medicine, continues to grow. With its strong efficacy image, Vioxx is the branded product leader within the coxib class for new prescription volume growth year-to-date in the United States. A promising factor for its continued growth is the potential inclusion of safety data from the VIGOR study, currently under FDA review, in the label for Vioxx.

         Singulair, Merck’s once-a-day tablet for asthma control, remains one of the world’s fastest growing asthma medicines. Singulair is the No. 1 asthma controller in terms of total prescriptions in the United States and is the most widely used medicine of its kind (leukotriene antagonist) in the world. The Company has completed its allergic rhinitis clinical program for Singulair and plans to file for regulatory approval in early 2002.

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         Fosamax is the No. 1 osteoporosis medicine worldwide for the treatment of postmenopausal osteoporosis. Fosamax Once Weekly is an excellent example of scientific innovation and has resulted in rapid physician adoption and strong patient preference versus daily Fosamax therapy. Significant market potential remains for Fosamax since nearly 40 million of the more than 50 million postmenopausal women with osteoporosis in target markets are untreated.

         Cozaar & Hyzaar are the No. 1 AIIAs worldwide in the treatment of hypertension. Cozaar is the first and only antihypertensive to demonstrate in an important outcomes study a significant reduction in End-stage Renal Disease (ESRD) — in Type 2 diabetes, which is among the fastest growing public health concerns. Merck continues to support the growth of Cozaar & Hyzaar with ongoing investments in two large outcomes studies, LIFE and OPTIMAAL. Results from the LIFE study will be presented at the American College of Cardiology meeting in March.

Merck Seeks Extended Presence in Coxib and Cholesterol-Management Markets

         In addition to focusing on market opportunities for its five key drivers of growth, the Company also highlighted two investigational medicines: Arcoxia (etoricoxib) and Zetia (ezetimibe), which will extend Merck’s presence in two large and growing therapeutic categories.

         Merck has submitted to the U.S. Food and Drug Administration (FDA) a New Drug Application for Arcoxia, the most selective coxib known in clinical development. Merck seeks indications for Arcoxia for the treatment of osteoarthritis, rheumatoid arthritis, acute pain, chronic pain and dysmenorrhea (menstrual pain).

         Merck also announced plans to conduct a large cardiovascular clinical outcomes study with Vioxx and a separate cardiovascular outcomes trial with Arcoxia. The Company expects to begin the multi-national trials in 2002.

         Phase III trials have been completed for Zetia, the cholesterol-management agent that is being studied as monotherapy and in co-administration with statins by Merck’s partnership with Schering-Plough in the United States. Regulatory filing for Zetia is expected by the first quarter of 2002. The partnership also has initiated trials in man with Zocor and Zetia as a once-daily combination for the treatment of elevated cholesterol levels and expects to file for regulatory

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approval in late 2003. As an investigational cholesterol-absorption inhibitor, Zetia offers a new treatment paradigm, lowering cholesterol by a different but complementary action to Zocor. The partnership believes this combination therapy will bring most patients to their treatment goal.

Merck Announces New Pipeline Candidates for Respiratory Disease and Anxiety

         In addition to adding new indications to existing products and expanding its presence in two therapeutic categories, Merck announced new pipeline candidates for respiratory disease and anxiety and discussed the potential of six other pipeline products.

         Merck is in Phase II clinical development for its Phosphodiesterase-4 Inhibitor, a novel, oral, once-daily treatment, for asthma. Approximately 20 million Americans suffer from asthma. Worldwide sales for asthma treatments are $4 billion, with a compound annual growth rate of 13% from 1996 to 2001. Merck also is in Phase II clinical development for the Phosphodiesterase-4 Inhibitor for the treatment of Chronic Obstructive Pulmonary Disease (COPD). Approximately 20 million Americans suffer from COPD. Worldwide sales for COPD treatments are $1.6 billion, with a compound annual growth rate of 10% from 1996 to 2001. Forecasts project that the COPD market will reach more than $4 billion in 2008.

         Merck is in Phase II clinical development with its novel GABA-A a2/a3 Angonist, potentially the first in class, for the treatment of anxiety. Approximately 40 million Americans suffer from anxiety. Treatments for anxiety disorders generated sales of approximately $5 billion in 2000 in a market growing at a compound annual rate of 15% from 1996 to 2000.

         Merck plans to enter Phase III in 2002 for KRP-297, which will be potentially the first of its class to treat diabetes and diabetic dyslipidemia. Some 16 million Americans suffer from diabetes. Worldwide sales for diabetes treatments reached $7 billion in 2000, at a compound annual growth rate of 28% from 1996 to 2001.

         MK-869, Merck’s Substance P Antagonist, is in Phase III for depression. It potentially will be the first new option to treat depression in a decade. Some 45 million Americans suffer from depression. Depression treatments generated worldwide sales of approximately $10 billion in 2000, at a compound annual growth rate from 1996 to 2000 of 15%.

         MK-869, Substance P Antagonist, also in Phase III for acute and delayed Chemotherapy Induced Nausea and Vomiting (CINV), represents the first new option to prevent CINV in 10 years. Merck expects to file for regulatory approval in 2002. In terms of potential, the current leading therapy, prophylactic anti-emetics, had sales of $1.5 billion in 2001

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in a market growing at a compound annual rate of 14% from 1996 to 2001.

         Merck’s investigational Human Papillomavirus Vaccine (HPV) is in Phase III. It potentially will be the first vaccine to prevent HPV infection and is expected to have the broadest HPV coverage. HPV infection leads to the development of cervical cancer. There are approximately 470,000 cases of cervical cancers worldwide. About 50 million adolescent and adult females in the United States are at risk for HPV infection.

         The Company also announced plans to enter into Phase III clinical trials in 2002 for its rotavirus vaccine, which is being developed for the prevention of infant diarrhea and dehydration caused by rotavirus. There currently are no rotavirus vaccines or anti-viral treatments on the market.

         Merck also announced that it will enter Phase I clinical trials in 2002 for a potential breakthrough mechanism to treat AIDS called HIV Integrase Inhibitor.

Expanded Access to Research and Development

         To help achieve its research objectives, Merck looks for targeted acquisitions that provide access to new science and technologies, locates its laboratories near key academic institutions and recruits outstanding talent from academia and industry. One such example that was highlighted during the meeting was Merck’s recent acquisition of Rosetta Inpharmatics, Inc., a leading informational genomics company which is located near the University of Washington and the Fred Hutchinson Cancer Center in Seattle. Rosetta’s state-of-the-art tools and software will help Merck accelerate drug discovery by improving biological data analysis.

         “The acquisition of Rosetta is a tremendous asset in helping Merck more efficiently analyze gene data to predict how medical compounds will interact with different kinds of cells in the body,” said Peter S. Kim, Ph.D., executive vice president, research and development, Merck Research Laboratories. “This should allow Merck scientists to select compounds with a higher success rate and speed up the development process.”

Merck Calls 2002 a Transition Year to the New Platform of Opportunities

         In presenting the Company’s financial overview, Judy C. Lewent, Merck’s executive vice president and chief financial officer, said, “Our financial model is based on cutting-edge science, targeted and well-executed marketing and continued operational excellence. We believe even more strongly now, as we are transitioning to a new set of opportunities, that this is the way to

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drive shareholder value.”

         For the first nine months of 2001, Merck total sales are up 22% and sales of the five key growth drivers—Zocor, Vioxx, Fosamax, Singulair and Cozaar & Hyzaar —are up nearly 30%. Merck’s earnings per share are up 8% for the first nine months of 2001. The Company is comfortable with the full-year 2001 earnings per share range of $3.12 to $3.15.

         To maintain its cutting edge in research, Merck will increase its 2002 research and development budget to $2.9 billion, a double-digit growth rate over 2001 spending. The Company continues to remain comfortable with full-year 2001 research and development spending of $2.5 billion.

         To support its current products as well as its next wave of product launches, Merck has increased its marketing and administrative budget on average by 13% per year for the past three years. Building on this strong base, the Company remains comfortable with its guidance of 2001 marketing and administrative growth in the low single digits and expects low single-digit growth again in 2002. (See page 8 for complete financial guidance.)

         Ms. Lewent explained that in 2002 the Company would continue to focus on operational efficiency by redesigning work, leveraging technology and expanding procurement initiatives. “We expect the results we have seen from our operational excellence initiatives to continue, providing us a sustainable advantage in the coming years as our processes are now fundamentally different, not simply downsized,” she said.

         For 2002, Merck expects double-digit growth in the aggregate from its key growth franchises, including double-digit growth from the combined sales of Vioxx and Arcoxia in the coxib class. The strong growth of the key franchises, continued investments in R&D and marketing, and the payoff from operational efficiencies will contribute to solid operating income growth in the core human health business in 2002. However, Merck will be impacted next year by patent expiries, most importantly the patent expiry of Prilosec. This will significantly dampen bottom line growth in 2002.

         “As a result,” said Ms. Lewent, “2002 is a transition year. We anticipate earnings per share at the same level as 2001. This 2002 guidance is not at the level that we would have liked to deliver. As we complete this transition in 2002, we expect to deliver double-digit earnings per share growth in 2003. We are confident about Merck’s prospects for the future as a leading

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growth company in our industry.”

About Merck

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

         This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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Merck Financial Guidance

Worldwide (WW) gross sales will be driven by Merck’s five key growth drivers. Sales forecasts for those products are as follows:

Product	2001 ($billions)			2002 ($billions)

Zocor	$ 6.5	–	6.7	$ 7.1	–	7.4

Coxibs	$ 2.5	–	2.7	$ 2.8	–	3.1

Cozaar & Hyzaar	$ 1.8	–	2.0	$ 2.2	–	2.5

Fosamax	$ 1.5	–	1.7	$ 2.0	–	2.3

Singulair	$ 1.2	–	1.4	$ 1.6	–	1.8

•	Marketing and administrative expense for 2002 is estimated to grow in the low single digits over the full year 2001 expense.

•	Research and development expense is estimated to be $2.9 billion in 2002, a double-digit growth rate over 2001 research and development expense of $2.5 billion.

Other P&L Components

•	Merck-Medco sales in 2002 are estimated to range from $29 to $30 billion.

•	The growth rate of Merck-Medco will moderate the Company’s gross margin. In addition, in 2002, the strong growth rate of Cozaar, for which Merck shares profits in North America with DuPont, will have a slight negative impact on the human health overall gross margin. As a result, the total Company gross margin is estimated to be 37%.

•	Merck’s 2002 tax rate is expected to remain stable at the 2001 estimate of 30% to 30.5%.

•	2002 will include the benefit of FAS 142 implementation regarding goodwill amortization.

Merck anticipates full-year 2002 earnings per share consistent with 2001 full-year results. The Company expects to deliver double-digit earnings per share growth in 2003.

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